UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2007

APPLIED DIGITAL SOLUTIONS, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2007, the Compensation Committee of the Board of Directors of Digital Angel Corporation (“Digital Angel”), a majority-owned subsidiary of Applied Digital Solutions, Inc., established the Annual Targets for the 2007 fiscal year for the Digital Angel Corporation Annual Incentive Plan (the “Plan”). The Plan was previously filed as Exhibit 10.1 to Digital Angel’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2006. The targets are based on the following metrics: Revenue, Operating Income and Cash. Under the Plan, the Digital Angel Compensation Committee determines the participants entitled to participate in the Plan. The list of eligible participants remains the same as previous years, except that the Chief Executive Officer (the “CEO”), Barry Edelstein, is not eligible to participate. Each participant’s bonus amount is calculated based on an analysis of performance based on the established targets and individual performance objectives and is subject to the discretion of the CEO. The maximum award under the Plan varies based upon the participant’s level and performance. Targets have been set for the various senior executives participating in the Plan at 60% of their base salary and executives participating in the Plan at 30% of their base salary. In no event can amounts awarded under the Plan exceed 120% for senior executives and 60% for executives of their base salary. The minimum targets have been set for senior executives participating in the Plan at 30% and executives participating in the Plan at 15% of their base salary. Under the Plan, determination of awards and actual performance is the responsibility of the Digital Angel Compensation Committee, which reserves the right, in its sole discretion, to increase or decrease awards to participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ Lorraine M. Breece
Name:	Lorraine M. Breece
Title:	Senior Vice President and Acting Chief Financial Officer

Dated: September 24, 2007